UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

CITIUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	27-3425913
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

63 Great Road Maynard, MA 01754
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None.

If this form relates the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, par value $0.001 per share.

Item 1. Description of Registrant’s Securities to be Registered.

This registration statement relates to the Common Stock, par value $0.001 per share (the “Common Stock”), of Citius Pharmaceuticals, Inc. (the “Company”).

The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders and are not entitled to cumulate their votes in the election of directors. Therefore, holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors. Holders of the Company’s Common Stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders.

In addition, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Company’s Board of Directors out of legally available funds as well as any other distributions to the Company’s security holders; however, the current policy of the Company’s Board of Directors is to retain earnings, if any, for operations and growth. In the event of the Company’s liquidation dissolution or winding up, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive or other subscription rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock.

The rights, preferences and privileges of holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated by action of the Company’s Board of Directors.

Item 2. Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation (incorporated herein by reference to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2014).

3.2	By-laws (incorporated herein by reference to Exhibit 3.2 to Registration Statement on Form S-1 as filed on November 23, 2010).

2

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CITIUS PHARMACEUTICALS, INC.

Dated: October 22, 2015	By:	/s/ Leonard Mazur
Leonard Mazur
Chief Executive Officer